As filed with the Securities and Exchange Commission on November 8, 2017

Registration File No. 333-216980

Registration File No. 811-23243

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Post-Effective Amendment No. 1	☒
REGISTRATION STATEMENT UNDER
THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 3	☒

FS GLOBAL CREDIT OPPORTUNITIES

FUND—T2

(Exact name of registrant as specified in charter)

201 Rouse Boulevard

Philadelphia, PA 19112

(Address of principal executive offices)

(215) 495-1150

(Registrant’s telephone number, including area code)

Michael C. Forman

FS Global Credit Opportunities Fund—T2

201 Rouse Boulevard

Philadelphia, PA 19112

(Name and address of agent for service)

COPY TO:

James A. Lebovitz, Esq.

David J. Harris, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Tel: (215) 994-4000

Fax: (215) 994-2222

Approximate date of proposed public offering: N/A

It is proposed that this filing will become effective (check appropriate box): ☒ when declared effective pursuant to section 8(c).

DEREGISTRATION OF UNSOLD SHARES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form N-2 (File Nos. 333-216980 and 811-23243) of FS Global Credit Opportunities Fund—T2 (as amended, the “Registration Statement”). Pursuant to the Registration Statement, FS Global Credit Opportunities Fund—T2 (the “Company”) registered 100,000,000 common shares of beneficial interest, par value $0.001 (“Shares”) to be sold pursuant to a public continuous primary offering. The Company terminated the offering of the Shares on October 11, 2017. As of that date, the Company had sold 829,593.153 Shares pursuant to the Registration Statement. In connection with the termination of the public offering of the Shares, the Company hereby deregisters 99,170,406.847 Shares which remain unsold as of the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 8th day of November, 2017.

FS Global Credit Opportunities Fund—T2

BY:	/S/ MICHAEL C. FORMAN
Name:	Michael C. Forman
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ MICHAEL C. FORMAN Michael C. Forman	President and Chief Executive Officer and Trustee (Principal executive officer)	November 8, 2017

/S/ WILLIAM GOEBEL William Goebel	Chief Financial Officer (Principal financial and accounting officer)	November 8, 2017

* David J. Adelman	Trustee	November 8, 2017

* Walter W. Buckley, III	Trustee	November 8, 2017

* David L. Cohen	Trustee	November 8, 2017

* Barbara J. Fouss	Trustee	November 8, 2017

* Thomas J. Gravina	Trustee	November 8, 2017

* Philip E. Hughes, Jr.	Trustee	November 8, 2017

* Oliver C. Mitchell, Jr.	Trustee	November 8, 2017

* Charles P. Pizzi	Trustee	November 8, 2017

*By:	/S/ MICHAEL C. FORMAN
Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ MICHAEL C. FORMAN Michael C. Forman	Trustee of FS Global Credit Opportunities Fund	November 8, 2017

* David J. Adelman	Trustee of FS Global Credit Opportunities Fund	November 8, 2017

* Walter W. Buckley, III	Trustee of FS Global Credit Opportunities Fund	November 8, 2017

* David L. Cohen	Trustee of FS Global Credit Opportunities Fund	November 8, 2017

* Barbara J. Fouss	Trustee of FS Global Credit Opportunities Fund	November 8, 2017

* Thomas J. Gravina	Trustee of FS Global Credit Opportunities Fund	November 8, 2017

* Philip E. Hughes, Jr.	Trustee of FS Global Credit Opportunities Fund	November 8, 2017

* Oliver C. Mitchell, Jr.	Trustee of FS Global Credit Opportunities Fund	November 8, 2017

* Charles P. Pizzi	Trustee of FS Global Credit Opportunities Fund	November 8, 2017

*By:	/S/ MICHAEL C. FORMAN
Attorney-in-fact